Exhibit 28(p)(xi)
APPENDIX H: CODE OF ETHICS AND POLICIES GOVERNING
PERSONAL SECURITIES TRANSACTIONS
(Best Practices—Annotated)
August 26, 2009
I. INTRODUCTION
High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. Potential conflicts of interest may arise in connection with the personal trading activities of our personnel. Accordingly, the Adviser has adopted this Code of Ethics and Policies Governing Personal Securities Transactions (“Code of Ethics”) containing provisions designed to (1) prevent improper personal trading; (2) identify conflicts of interest; and (3) provide a means to address any actual or potential conflict of interest. Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.
II. DEFINITIONS
          1. Access Person means (i) any partner, officer, director, or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser and (ii) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any reportable fund or who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).
          2. Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.
          3. A Supervised or Covered Person means any director/manager, officer, or employee of the Adviser. A Covered Person also includes any solicitor/consultant, representative or agent retained by the Adviser who (i) makes or participates in the making of investments and/or potential investments for the clients; (ii) obtains information on investments and/or potential investments for clients; or (iii) has knowledge of the investments or potential investments of the clients.
          4. Personal Account means any account in which a Supervised, Cover or Access Person has any beneficial ownership.

          5. Reportable Security means a security as defined in section 202(a)(18) of the Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:
               (i) Direct obligations of the Government of the United States;
               (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds or Index options;
               (iii) Shares issued by open-end funds other than funds managed by the Adviser or funds whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser (each a “reportable fund”); and
               (iv) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
          6. Restricted Security means any security that (1) a client owns or is in the process of buying or selling; (2) the Adviser is researching, analyzing or considering buying or selling for a client; (3) is issued by a registered investment company managed by the Adviser; or (4) is issued by a registered investment company whose adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser.
          7. Short Sale means the sale of securities that the seller does not own. A Short Sale is “against the box” to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.
III. APPLICABILITY OF CODE OF ETHICS
This Code of Ethics applies to all Personal Accounts of all Supervised, Cover or Access Person.
     A Personal Account also includes an account maintained by or for:
•	A Supervised, Cover or Access Person’s spouse and minor children;

•	Any individuals who live in the Supervised, Cover or Access Person’s household and over whose purchases, sales, or other trading activities the Supervised, Cover or Access Person exercises control or investment discretion;

•	Any persons to whom the Supervised, Cover or Access Person provides primary financial support, and either (i) whose financial affairs the Supervised, Cover or Access Person controls, or (ii) for whom the Supervised, Cover or Access Person provides discretionary advisory services;

•	Any trust or other arrangement which names the Supervised, Cover or Access Person as a beneficiary or remainder-man; and

•	Any partnership, corporation or other entity in which the Supervised, Cover or Access Person has a 25% or greater beneficial interest, or in which the Person exercises effective control.
IV. RESTRICTIONS ON PERSONAL INVESTING AND OTHER ACTIVITIES
          1. General. It is the responsibility of each Supervised, Cover or Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Section.
          2. Preclearance of Transactions in Personal Account. A Supervised, Cover or Access Person must obtain the prior approval of the Compliance Officer or his or her designate before engaging in any transaction in his or her Personal Account. The Supervised, Cover or Access Person must consult first with the Trading Department to ensure no client activity within that security, then with the Compliance Officer (or his or her designate) who may approve a transaction if they conclude that the transaction would comply with the provisions of this Code of Ethics and is not likely to have any adverse economic impact on clients. A request for preclearance must be made in advance of the contemplated transaction.
          Preclearance will be required for Supervised, Cover or Access Person for proposed transactions in “limited offerings” and “initial public offerings.”
          3. Initial Public Offerings. A Supervised, Cover or Access Person shall be required to gain approval from the Chief Compliance Officer before engaging in any direct or indirect beneficial ownership in any securities in any initial public offering.
          4. Service on Boards of Directors. A Supervised, Cover or Access Person shall not serve as a director (or similar position) on the board of any company unless the Covered Person has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service.
          5. Gifts. Supervised, Cover or Access Persons are prohibited from accepting any gift greater than [$100] in value from any person or company that does business with the Adviser [or a private investment vehicle managed by the Adviser]. Unsolicited business entertainment, including meals or tickets to cultural and sporting events are permitted if they are not so frequent or of such high value as to raise a question of impropriety.
          6. All trades and transactions will be subject to a quarterly post-trading review by the Chief Compliance Officer unless the Compliance Officer sees fit to review the activity more frequently.
          7. Other restrictions on employees: i) no employee shall share or split a commission, fee or any other remuneration with a non-employee, or any other company or organization in exchange for locating a prospective client unless the client has been so notified in writing; ii) no employee shall effect any transaction in or induce the purchase or sale of any security by means of any manipulative, deceptive or fraudulent device or contrivance; iii) no employee shall advance funds to a client in order to consummate a security transaction or otherwise arrange for the extension or maintenance of credit for a client; iv) no employee shall borrow money or securities from a client; v) no employee shall maintain a joint account with a client or share any gain or loss with a client resulting from any securities transactions; vi) no employee is permitted to engage in personal trading that conflicts with duties owed to the company or its clients.
          8. Portfolio managers of the Firm are responsible for understanding each client’s investment objectives, financial situation, and needs, as well as any other information that might have a significant bearing on the client’s investment program. Portfolio Managers will insure that all securities purchased or sold for a client are suitable on the basis of information furnished by the client.
          9. Employees of the Firm will not suggest that a client consider the engagement of services of any broker-dealer who is not licensed to do business in the client’s state or who is not also registered as required under all applicable federal and state laws.
          10. Insider Trading. No employee is permitted to trade while in possession of inside information or encourage others to do so; trade in the securities of an issuer in anticipation of the imminent release of a research report; trade in advance of or based upon knowledge of a proprietary or customer trading position, order or planned order; or trade in a security listed on the Firm’s restricted list, should such a list exist.
          11. Blackout periods. Each Portfolio Manager is subject to a blackout period during which the manager may not buy or sell any security for two trading days before or two trading days following the day on which the identical security is bought or sold in a client’s portfolio under direct supervision of that manager. Every Employee is subject to a blackout period during which no employee may buy or sell any security one trading day before and one trading day following the day on which the identical security is bought or sold in any client portfolio.
However, if the purchase of a security is for a wrap new account investment within our stated model, a termination of any account, or a request to raise cash within a wrap account, the security will not be restricted from employee trading and the blackout period will not be imposed. As well, any client directed transactions will not be subject to the blackout period restrictions. (Effective October 15, 2008)
          12. Outside business activity. ECM requires all employees to disclose any outside employment to principals or the Chief Compliance Officer, who will identify any potential conflicts. In the event that a resolution to the conflict cannot be reached, the employee may be asked to terminate either his outside employment or his position with the Advisor.
V. EXCEPTIONS FROM PRECLEARANCE PROVISIONS
In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code of Ethics will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV (b):
          1. Purchases or sales of securities with respect to which a Supervised, Cover or Access Person has (or by reason of such transaction would have) no beneficial ownership;
          2. Purchases or sales that are non-volitional on the part of the Supervised, Cover or Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights or are part of an automatic dividend reinvestment plan;
          3. Transactions in, and holdings of, securities issued by the United States Government, commodity futures contracts, shares of open-end investment companies, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, Index options, and money market instruments;
          4. Transactions effected in, and the holdings of, any account over which the Supervised, Cover or Access Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party); and
          5. Transactions in related accounts that pay advisory fees or transactions that are part of an automatic dividend reinvestment plan.
VI. REPORTING
          1. Duplicate Copies of Broker’s Confirmations and Account Statements to Adviser. All Supervised, Cover or Access Persons are required to direct their brokers or custodians or any persons managing the account in which any securities are held to supply the Compliance Officer with monthly and quarterly brokerage statements. The transactions reported via preclearance forms will be reviewed and compared against client transactions. Supervised, Cover or Access Covered Persons must notify the Compliance Officer promptly if the Supervised Person opens any new account in which any securities are held with a broker or custodian or moves such an existing account to a different broker or custodian.
          2. Disclosure of Securities Holdings and Business Activities. All Supervised, Cover or Access Persons shall, within 10 days of commencement of employment with the Adviser, submit an initial statement to the Compliance Officer listing all of the (i) securities in which the Supervised, Cover or Access Persons has any beneficial ownership, (including title, ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the Supervised, Cover or Access Persons has any beneficial ownership), and the name of the broker, dealer or bank in which the securities are held; (ii) business activities in which the Supervised, Cover or Access Persons has a significant role, including any service on the board of directors of a company and (iii) the names of any brokerage firms or banks where the Supervised, Cover or Access Person maintains an account in which securities are held. The initial statement must be submitted no later than 10 days after the date that the person becomes a Supervised, Cover or Access Persons and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a Supervised, Cover or Access Persons of the Adviser.

          3. Supervised, Cover or Access must report immediately any suspected violations to the Compliance Officer.
VII. RECORDKEEPING
The Compliance Officer shall keep in an easily accessible place for at least five years copies of this Code of Ethics, any Broker’s Confirmations and periodic statements and reports of Supervised, Cover or Access Persons, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. All Broker’s Confirmations and periodic statements of Supervised, Cover or Access may be kept electronically in a computer database.
VIII. OVERSIGHT OF CODE OF ETHICS
          1. Acknowledgment. The Compliance Officer shall annually distribute a copy of the Code of Ethics to all Persons. The Compliance Officer will also distribute promptly all amendments to the Code of Ethics. All Persons are required annually to sign and acknowledge their receipt of this Code of Ethics by signing the form of acknowledgment attached as Attachment A or such other form as may be approved by the Compliance Officer.
          2. Review of Transactions. Each Supervised, Cover or Access Person’s transactions in his/her Personal Account will be reviewed and compared with transactions for the clients and against any list of Restricted Securities. Any Supervised, Cover or Access Persons transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.
          3. Sanctions. Adviser’s management, with advice of legal counsel, at their discretion, shall consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.
          4. Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Person or any personal securities transaction of a Person from any or all of the provisions of this Code of Ethics if the Compliance Officer determines that such exemption would not be against any interests of a client. The Compliance Officer shall prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.
          5. ADV Disclosure. The Compliance Officer shall ensure that the Adviser’s Form ADV (1) describes the Code of Ethics on Schedule F of Part II and (2) offers to provide a copy of the Code of Ethics to any client or prospective client upon request.
          6. In rare instances, due to an unforeseen personal financial hardship, an exception to the Firm’s Code of Ethics trading policies may be granted provided upon request and consideration by ECM’s senior management and Chief Compliance Officer.

IX. CONFIDENTIALITY
All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.